As filed with the Securities and Exchange Commission on July 9, 1999
                                                      Registration No. 333-72685
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                           POST-EFFECTIVE AMENDMENT
                                     NO.1
                                      TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              MUSICMAKER.COM, INC.
             (Exact Name of Registrant as Specified in its Charter)

-----------------------------------------------------------------------------------------------
           Delaware                              5961                          54-1811721
(State or Other Jurisdiction          (Primary Standard Industrial          (I.R.S. Employer
 of Incorporation or Organization)     Classification Code Number)         Identification No.)

-----------------------------------------------------------------------------------------------

                              1831 Wiehle Avenue
                                  Suite 128
                           Reston, Virginia 20190
                               (703) 904-4110
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
 Registrant's Principal Executive Offices)

                               Robert P. Bernardi
                           Co-Chief Executive Officer
                              musicmaker.com, Inc.
                               1831 Wiehle Avenue
                                   Suite 128
                             Reston, Virginia 20190
                                 (703) 904-4110
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                                   Copies to:
--------------------------------------------------------------------------------
        John L. Sullivan, III                          Andrew J. Sherman
          Andrea S. Kaufman                             David J. Kaufman
           Erik J. Lichter                             Alan J. Schaeffer
   Venable, Baetjer and Howard, LLP                  Katten Muchin & Zavis
         2010 Corporate Ridge                   1025 Thomas Jefferson St., N.W.
              Suite 400                                    Suite 700
           McLean, VA 22102                           Washington, DC 20007
            (703) 760-1600                               (202) 625-3790
--------------------------------------------------------------------------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               EXPLANATORY NOTE
        This post-effective Amendment No. 1 (the "Amendment") to the Registration Statement on Form S-1 (File No. 333-72685) of musicmaker.com, Inc. (the "Registration Statement") is being filed pursuant to Rule 462 (d) under the Securities Act of 1933, as amended, for the sole purpose of amending a certain exhibit previously filed with the Registration Statement and, accordingly, shall become effective immediately upon filing with the Securities and Exchange Commission (the "Commission"). The contents of the Registration Statement are hereby incorporated herein by reference.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSECTUS

Item 16.        Exhibits and Financial Statement Schedules.
                                                                           Page
   Exhibit No.                        Description                          No.
   -----------                        -----------                          ----
    1.1        Form of Underwriting Agreement between musicmaker.com,
               Virgin Holdings, Inc. and Ferris, Baker Watts,
               Incorporated, Fahnestock & Co. Inc. and C. E. Unterberg,
               Towbin as Representatives.#
    3.1        Form of Amended and Restated Certificate of
               Incorporation.#
    3.2        Bylaws.#
    4.1        Form of Common Stock Certificate.#
    4.2        Form of Warrant Agreement.#
    5.1        Revised Opinion of Venable, Baetjer and Howard, LLP regarding legality.+
   10.1        Amended and Restated Employment Agreement between the
               Company and Robert P. Bernardi dated December 8, 1997,
               amended on February 12, 1999.#
   10.2        Amended and Restated Employment Agreement between the
               Company and Devarajan S. Puthukarai dated December 8,
               1997, amended on February 12, 1999 and on May 19, 1999.#
   10.3        Consulting Agreement dated January 23, 1997, between the
               Company and Irwin H. Steinberg, amended on January 1,
               1998, and amended by letters to the Company dated August
               28, 1998 and August 31, 1998.#
   10.4        Letter Agreement dated June 12, 1998, between the Company
               and The Columbia House Company.#
   10.5        The Company's Amended Stock Option Plan.#
   10.6        Marketing Agreement dated September 30, 1998, between
               Platinum Entertainment, Inc. and the Company.#
   10.7        Memorandum of Understanding between the Company and Audio
               Book Club, Inc. dated January 18, 1999.#
   10.8        Office/Warehouse/Showroom Lease dated January 15, 1998
               between the Company and Century Properties Fund XX.#
   10.9        Form of Lock-up Agreement.#
   10.10.1     Loan and Security Agreement between the Company and
               Imperial Bank dated March 12, 1999.#
   10.10.2     Standby Letter of Credit and Security Agreement dated
               March 9, 1999, and Addendum thereto dated March 5, 1999.#
   10.11       Master Equipment Lease dated January 8, 1999 between the
               Company and Boston Financial & Equity Corporation.#
   10.12       Agreement of Lease between 570 Lexington Company, L.P.
               and the Company dated February 26, 1999.#
   10.13       License Agreement between the Company and Virgin
               Holdings, Inc. dated June 8, 1999.++
   10.14       Agreement between the Company and Virgin Holdings, Inc.
               dated June 8, 1999.#
   10.15       Stockholders' Agreement between the Company, Virgin
               Holdings, Inc. and the other Stockholders listed on
               Schedule I dated June 8, 1999.#
   10.16       Registration Rights Agreement between the Company, Virgin
               Holdings, Inc., Rho Management Trust I, The Columbia
               House Company and the other Stockholders listed on
               Schedules I and II dated June 8, 1999.#
   10.17       Co-Branding and Media Purchase Agreement between the
               Company and Spinner Networks, Inc. dated March 26, 1999.#
   10.18       Note Purchase Agreement between Rho Management Trust I
               and the Company dated as of June 23, 1999.#
   10.19       Demand Promissory Note in the aggregate principal amount
               of $1,000,000 issued by the Company to Rho Management
               Trust I dated as of June 23, 1999.#
   23.1        Consent of Ernst & Young LLP, independent auditors.#
   23.2        Consent of Venable, Baetjer and Howard, LLP (included in
               Exhibit 5.1).+
   23.3        Consent of Darby & Darby, P.C.#
   24          Power of Attorney (Contained on the signature page).#
   27          Financial Data Schedule.#

--------
+ Filed herewith.
# Previously filed.
++ Confidential treatment received for portions of this document which was previously filed with the Securities and Exchange Commission.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Reston, Virginia, on the 9th day of July 1999.


                                     MUSICMAKER.COM, INC.


                                     By:   /s/ Robert P. Bernardi
                                        -----------------------------
                                               Robert P. Bernardi
                                        Chairman and Co-Chief Executive Officer

  Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

            Signature                      Title                                Date
            ---------              --------------------                    --------------
     /s/ Robert P. Bernardi        Chairman and Co-Chief                   July 9, 1999
     -----------------------       Executive Officer (Principal
       Robert P. Bernardi          Executive Officer)

               *                   Director of Finance and                 July 9, 1999
     -----------------------       Administration and Chief
          Mark A. Fowler           Financial Officer (Principal
                                   Financial and Accounting
                                   Officer)

               *                   Vice Chairman and Director              July 9, 1999
     -----------------------
        Irwin H. Steinberg

               *                   Co-Chief Executive Officer,             July 9, 1999
     -----------------------       President, Chief Operating
     Devarajan S. Puthukarai       Officer and Director

               *                   Director                                July 9, 1999
     -----------------------
        Edward J. Mathias

               *                   Director                                July 9, 1999
     -----------------------
          Jay A. Samit

               *                   Director                                July 9, 1999
     -----------------------
       Jonathan A.B. Smith

               *                   Director                                July 9, 1999
     -----------------------
        John A. Skolas

*By:  /s/   Robert P. Bernardi
------------------------------
      Robert P. Bernardi
       Attorney-in-fact

                               INDEX TO EXHIBITS

Exhibit No.    Description
-----------    -----------
    1.1        Form of Underwriting Agreement between musicmaker.com,
               Virgin Holdings, Inc. and Ferris, Baker Watts,
               Incorporated, Fahnestock & Co. Inc. and C.E. Unterberg,
               Towbin as Representatives.#
    3.1        Form of Amended and Restated Certificate of
               Incorporation.#
    3.2        Bylaws.#
    4.1        Form of Common Stock Certificate.#
    4.2        Form of Warrant Agreement.#
    5.1        Revised Opinion of Venable, Baetjer and Howard, LLP regarding legality.+
   10.1        Amended and Restated Employment Agreement between the
               Company and Robert P. Bernardi dated December 8, 1997,
               amended on February 12, 1999.#
   10.2        Amended and Restated Employment Agreement between the
               Company and Devarajan S. Puthukarai dated December 8,
               1997, amended on February 12, 1999 and on May 19, 1999.#
   10.3        Consulting Agreement dated January 23, 1997, between the
               Company and Irwin H. Steinberg, amended on January 1,
               1998, and amended by letters to the Company dated August
               28, 1998 and August 31, 1998.#
   10.4        Letter Agreement dated June 12, 1998, between the Company
               and The Columbia House Company.#
   10.5        The Company's Amended Stock Option Plan.#
   10.6        Marketing Agreement dated September 30, 1998, between
               Platinum Entertainment, Inc. and the Company.#
   10.7        Memorandum of Understanding between the Company and Audio
               Book Club, Inc. dated January 18, 1999.#
   10.8        Office/Warehouse/Showroom Lease dated January 15, 1998
               between the Company and Century Properties Fund XX.#
   10.9        Form of Lock-up Agreement.#
   10.10.1     Loan and Security Agreement between the Company and
               Imperial Bank dated March 12, 1999.#
   10.10.2     Standby Letter of Credit and Security Agreement dated
               March 9, 1999, and Addendum thereto dated March 5, 1999.#
   10.11       Master Equipment Lease dated January 8, 1999 between the
               Company and Boston Financial & Equity Corporation.#
   10.12       Agreement of Lease between 570 Lexington Company, L.P.
               and the Company dated February 26, 1999.#
   10.13       License Agreement between the Company and Virgin
               Holdings, Inc. dated June 8, 1999.++
   10.14       Agreement between the Company and Virgin Holdings, Inc.
               dated June 8, 1999.#
   10.15       Stockholders' Agreement between the Company, Virgin
               Holdings, Inc. and the other Stockholders listed on
               Schedule I dated June 8, 1999.#
   10.16       Registration Rights Agreement between the Company, Virgin
               Holdings, Inc., Rho Management Trust I, The Columbia
               House Company and the other Stockholders listed on
               Schedules I and II dated June 8, 1999.#
   10.17       Co-Branding and Media Purchase Agreement between the
               Company and Spinner Networks, Inc. dated March 26, 1999.#
   10.18       Note Purchase Agreement between Rho Management Trust I
               and the Company dated as of June 23, 1999.#
   10.19       Demand Promissory Note in the aggregate principal amount
               of $1,000,000 issued by the Company to Rho Management
               Trust I dated as of June 23, 1999.#
   23.1        Consent of Ernst & Young LLP, independent auditors.#
   23.2        Consent of Venable, Baetjer and Howard, LLP (included in
               Exhibit 5.1).+
   23.3        Consent of Darby & Darby, P.C.#
   24          Power of Attorney (Contained on the signature page).#
   27          Financial Data Schedule.#

--------
+  Filed herewith.
#  Previously filed.
++ Confidential treatment received for portions of this document which was previously filed with the Securities and Exchange Commission.

                                       2